Exhibit 99.1
Encore Energy Partners LP Updates Second Quarter 2009 Guidance
FORT WORTH, Texas—(Business Wire) — June 29, 2009
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) today updated its guidance for the second quarter of 2009.
The Partnership completed the previously announced acquisitions of oil and natural gas producing properties in the Williston Basin in North Dakota and Montana from Encore Acquisition Company (“EAC”) and the purchase of natural gas producing properties in the Vinegarone Field in Val Verde County, Texas from an independent energy company for a total combined purchase price of approximately $53.3 million in cash, subject to customary adjustments. The updated second quarter guidance includes the impact of these recently completed acquisitions.
Second Quarter 2009 Guidance Update
The following table displays the Partnership’s updated guidance for the second quarter of 2009:

	Updated Guidance	Previous Guidance
Average daily production volumes	6,800 to 7,000 BOE/D	6,000 to 6,600 BOE/D
Oil and natural gas related capital (second quarter 2009)	$2.75 to $3.25 million	$2.0 to $3.0 million
Maintenance capital requirements per year (full year)	$8.0 to $9.5 million	$7.0 to $8.5 million
Lease operating expense	$11.50 to $12.25 per BOE	$12.50 to $13.50 per BOE
General and administrative expenses	$4.00 to $4.50 per BOE	$3.50 to $4.00 per BOE
Depletion, depreciation, and amortization	$18.00 to $18.50 per BOE	$18.00 to $18.50 per BOE
Production, ad valorem, and severance taxes	11.8% of oil and natural gas revenues	11.5% of oil and natural gas revenues
Oil differential (% of NYMEX)	-10% of NYMEX oil price	-10% of NYMEX oil price
Natural gas differential – dry gas (% of NYMEX)	-16% of NYMEX natural gas price	-15% of NYMEX natural gas price
Estimated general and administrative expenses include approximately $0.7 million in acquisition expenses related to the previously announced Williston Basin and Vinegarone acquisitions as well as certain expenses related to the announced acquisition of properties in the Rockies and Permian Basin from EAC. Such expenses were not included in the original guidance. Excluding these expenses, the Partnership’s general and administrative expenses per barrel of oil equivalent are expected to be below the previous guidance range.
The estimated average daily production volumes for the second quarter include 550 to 650 barrels of oil equivalent per day related to the acquired Williston Basin and Vinegarone properties. The acquisition of properties from EAC is accounted for as a transaction between entities under common control.

Therefore, the assets and liabilities of the acquired properties are recorded at EAC’s historical cost and the historical financial information of ENP is revised to include the properties for all periods. As a result, the updated second quarter production volumes, capital, and expenses shown above incorporate a full quarter of operations of the Williston Basin properties. Production volumes, capital, and expenses for the Vinegarone properties are included for the month of June.
Liquidity Update
At March 31, 2009, ENP had $185 million outstanding under its revolving credit facility and $55 million of remaining availability. ENP estimates that as of June 30, 2009, it will have approximately $195 million outstanding under its revolving credit facility and $45 million of remaining availability. The amount outstanding increased during the second quarter of 2009 due to the purchase of the Vinegarone and Williston Basin properties.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas, and the Arkoma Basin in Arkansas.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected production volumes, expected expenses (including lease operating expenses, general and administrative expenses and depletion, depreciation, and amortization expenses), expected capital expenditures, expected taxes, expected differentials, and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; risks associated with derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the ability of lenders and derivative counterparties to fulfill their commitments; the strength and financial resources of ENP’s competitors; regulatory developments;

environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in ENP’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts

Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Kim Weimer, 817-339-0886
kweimer@encoreacq.com